Exhibit 99.1

News Release

Uranium Resources Executes Definitive Agreement to Raise $12.5 Million from Non-Core Asset Sales

CENTENNIAL, Colo., April 8, 2016 – Uranium Resources, Inc. (Nasdaq: URRE; ASX: URI), a leading exploration, development, and uranium production company, announced today that it has signed a definitive agreement with Laramide Resources Limited (TSX: LAM; ASX: LAM; Laramide), for the sale to Laramide of its wholly owned subsidiary Hydro Resources, Inc., which holds the Company’s Churchrock and Crownpoint properties in New Mexico (the “Agreement”).

Under the Agreement, the Company is set to transfer ownership of URI’s Churchrock and Crownpoint properties to Laramide in exchange for the following consideration from Laramide at closing:

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$5.25 million in cash; and

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$7.25 million promissory note, secured by a deed of trust or mortgage over the properties. The note will have a three-year term and carry an initial interest rate of 5% which then increases to 10% if and when Laramide makes a commercial production decision on Churchrock.  Principal payments of approximately $2.4 million are due and payable on the anniversary of the closing of the transaction in each of 2017, 2018 and 2019.  Interest will be payable on a quarterly basis; provided, however, that no interest will be payable prior to the first principal payment in 2017.

The closing under the Agreement is subject to various conditions, including, without limitation, completion of a financing by Laramide on commercially reasonable terms and in such amount as is necessary to fund the $5.25 million cash purchase price, and certain customary and required consents and releases of and by third parties.  The US Nuclear Regulatory Commission has approved the transfer of URI’s license to Laramide, effective at closing.

Closing the sale of the Churchrock and Crownpoint properties will continue URI’s proactive M&A strategy, and the closing will represent URI’s second asset monetization transaction in the past 12 months.  While maintaining a very significant inventory of non-reserve mineralized material which provides the foundation for its future production growth, URI is focused on improving its portfolio alignment with its production experience and expertise in In-Situ Recovery of uranium, targeting operations that fit into the lowest quartile of operating costs.

The proceeds from the completion of this sale to Laramide will strengthen the financial position of URI, and assist in funding development of the high-grade, low-cost Temrezli ISR Project in Central Turkey.  URI estimates that it will complete its updated economic analysis on the high-grade, low-cost Temrezli in-situ recovery (ISR) project by the fourth quarter of 2016.  This will enable the Company to finalize and

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submit permit applications at that time.  Because much of the permitting process runs parallel with the Company’s technical work, URI currently expects permit approvals by mid- year 2017, with final investment decision in the second half of 2017, subject to the receipt of permits, land access and project financing.

Christopher M. Jones, President and Chief Executive Officer of Uranium Resources, said,

“We are pleased to have worked with Laramide to achieve this strategic transaction for our respective shareholders. With the significant royalties that Laramide already owned over the Churchrock Project, this transaction is a positive development for both companies, and importantly for URI, raises new capital in a non-dilutive manner.”

The significant steps URI has taken over the past year to realign its project portfolio towards lowest quartile cost assets, including entry into this Agreement, have put the Company on a clear path for the future, which coincides favorably with the widely forecast positive outlook for uranium.  We have a clear focus in moving towards near-term, low-cost uranium production using ISR production methods and this transaction will strengthen our financial position as we accelerate down this path.”

About Uranium Resources

URI is focused on advancing  the Temrezli in-situ recovery (ISR) project in central Turkey. URI also controls extensive exploration properties under nine exploration and operating licenses covering approximately 32,000 acres (over 13,000 ha) with numerous exploration targets, including the potential satellite Sefaatli project, which is 30 miles (48 km) southwest of the Temrezli project.  In Texas, the Company has two licensed and currently idled processing facilities and approximately 14,000 acres (5,700 ha) of prospective ISR projects.  In New Mexico, after completion of the sale to Laramide, the Company will control minerals rights encompassing approximately 186,000 acres (75,270 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world.  Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the expected closing of the transaction with Laramide and the use of the proceeds therefrom are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company’s closing the transaction under the Agreement, (b) the Company's ability to raise additional capital in the future; (c) spot price and long-term contract price of uranium; (d) risks associated with our foreign operations; (e) operating conditions at the Company's projects; (f) government and tribal regulation of the uranium industry and the nuclear power industry; (g) world-wide uranium supply and demand; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and

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legal or other problems the Company may encounter, including in Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including the transaction with Laramide Resources Ltd., (k) the timing, occurrence or cost of production at the Company’s properties, including the timing of construction, permits and initial production at the Temrezli project and other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Uranium Resources Contact:
Robert Winters, Alpha IR Group
929-266-6315
www.uraniumresources.com

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